Exhibit 23.3 Consent of Professional Geologist

RAKESH PARMAR

                        359 Kother Street, Thiruvananthapuram, India

To: United States Securities and Exchange Commission

I, Rakesh Parmar, Professional Engineer, do hereby consent to the filing with the regulatory authorities referred to above, the technical report entitled “Summary of Exploration on the Arjin Property” dated April 25, 2007 (the “Technical Report”), and to the written disclosure of the technical Report and of extracts from the summary of the technical report in the written disclosure in any Offering Memorandum, other offering documents, Form SB-2 registration statement, or Annual Information Form of Suraj Ventures, Inc.

I hereby consent to the inclusion of my name as an expert in Suraj Ventures, Inc.’s From SB-2 registration statement as filed with your office.

I hereby certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report in the written disclosure in this Form SB-2 registration statement, other offering documents, or an Annual Information Form of Suraj Ventures, Inc.

Dated: May 3, 2007.

[Seal of Stamp of Qualified Person]
RAKESH PARMAR
Rakesh Parmar